                                                                   EXHIBIT 10.77


                              EMPLOYMENT AGREEMENT

     This Employment Agreement is made and entered into as of this 1st day of April, 2000, by and among THE HARVEY ENTERTAINMENT COMPANY, a California corporation ("Parent"), PM Entertainment, Inc., a California corporation ("Company"), and GEORGE SHAMIEH ("Employee").

     Whereas, concurrent with the execution of this Agreement, Parent is acquiring all of the issued and outstanding shares of capital stock of Company;

     Whereas, Roger Burlage ("Burlage") is currently Chairman of the Board and Chief Executive Officer of Parent and will also serve as Chairman of the Board of Company; and

     Whereas, Company and Parent desire to engage the services of Employee, whose experience, knowledge and abilities are extremely valuable to Company and Parent, and Employee desires to enter the employ of Company,

     Now, therefore, the Parties hereto agree as follows:

     1. Position and Duties: Reporting.

          (a) Company and Parent hereby employ Employee, and Employee hereby accepts employment, reporting directly to Burlage and serving as President of Company during the Term hereof as specified in Paragraph 6 below, with powers and duties consistent with such position, including but not limited to, the responsibility for the operations of Company. All decisions involving major expenditures and matters that could have a material adverse impact on Company will be subject to the approval of Burlage. All employees and independent contractors of Company will report to Employee. Employee will have the sole authority to retain and terminate employees and independent contractors of Company, subject to review and discussion with Burlage, except that all department heads of Finance, Human Resources, MIS and Legal shall have dual reporting lines to Employee and the appropriate executive at Parent, and any personnel decisions involving these department heads will be subject to review between Employee and the appropriate Parent executive. Employee shall perform such additional, different and/or incidental duties, and accept the election or appointment to such other offices as Burlage reasonably designates, consistent with Employee's position as President of the Company. Employee shall perform such duties and responsibilities incidental to his employment as may from time-to-time be reasonably designated by Burlage, consistent with Employee's position, stature and experience, and shall faithfully observe Company's written policies and procedures consistent with the provisions hereof (which policies and procedures will be those of Parent as well). The provisions of this Paragraph 1(a) shall be subject to the terms of Paragraph 6 hereof.

          (b) Except as set forth below in Paragraph 10(b), or if for any reason, Employee ceases to be employed by Company, Employee shall devote his full working time to the promotion of Company's business and welfare in accordance with this Agreement and Paragraph 1(b)(ii), below, and as such his services in the entertainment industry shall be exclusive to Company hereunder during the Term. Notwithstanding any contrary provisions hereof, Employee may engage in other business activities with Company's prior written consent provided the same shall not adversely affect the performance of Employee's services hereunder and; provided, further, during the Term hereunder, Employee shall not, except as allowed pursuant to Paragraph 10(b) or if for any reason Employee ceases to be employed by the Company, directly or indirectly:

               (i) Engage in any business for his own account which is competitive with the businesses of Company or Company's subsidiaries (collectively, "Competitive Business") so long as Company or Company's subsidiaries (as the case may be) continue to engage in such business;

               (ii) Enter the employ of, or render any services to, any person engaged in a Competitive Business; or

               (iii) Become interested in a Competitive Business in any capacity including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.

In addition, during the Term and the one-year period following termination of his employment hereunder, Employee shall not, directly or indirectly (x) induce any customer or supplier of Company or Company's subsidiaries to terminate its relationship with Company or Company's subsidiaries (as the case may be), or (y) solicit or induce any of Parent's or Company's or any of their subsidiaries or employees to terminate their employment with Company. Notwithstanding anything to the contrary (including without limitation Paragraph 2(b)(iii) or the introduction to this paragraph), without the consent of Company, Employee may acquire and/or retain, solely as an investment, and take customary actions to maintain and preserve Employee's ownership of:

                    (A) securities of any issuer which are registered under
Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and which are publicly traded, as long as Employee is not part of any control group of such issuer (except in a passive capacity); and

                    (B) any securities of a partnership, trust, corporation or other person, the ownership of income-producing real estate or other passive investments, so long as Employee remains a passive investor in that entity and does not become part of any control group thereof (except in a passive capacity) and so long as such entity is not, directly or indirectly, in competition with Company or its subsidiaries.

     2. Compensation.

          (a) Annual Guaranteed Salary. During the Term, Company shall pay to Employee a salary, in equal installments not less frequently than monthly, at the rate of $450,000 per year for each year of the Term.

          (b) Incentive Compensation. Employee shall be eligible for consideration to receive an annual performance bonus based on Company's performance, which bonus (if any) shall be at the greater of an amount determined by Parent's Board of Directors in its sole discretion or the amount set forth under the following schedule, taking into consideration the pre-tax earnings of Company before interest, depreciation and amortization ("EBITDA") as determined according to generally accepted accounting principles, consistently applied ("GAAP"), and Employee's then current annual salary:


         Pre-Tax EBITDA                                  Performance Bonus
         Above                  To and Including         Percentage of Salary
         --------------         ----------------         --------------------
         0                      $2,000,000                     0%
         $2,000,000             $3,000,000                     5%
         $3,000,000             $5,000,000                     7%
         $5,000,000             $7,000,000                     9%
         $7,000,000             $10,000,000                    11%
         $10,000,000+                                          13%


For example in the event, the EBITDA of Company for the first year of the Term is $10,000,000, then Employee would be entitled to a minimum performance bonus equal to eleven (11%) percent of his then annual salary.

          (c) Additionally, Employee shall be entitled to an additional Accounts Receivable bonus based on the collection of the $15,095,775 in Accounts Receivable attached on Exhibit A. This additional bonus shall be equal to $6.625 for every $100 of such Accounts Receivable collected each calendar quarter, pro rated for any smaller amounts. This bonus shall be paid within forty-five (45) days after the end of each calendar quarter based on the amount of Accounts Receivable collected during the preceding quarter and shall survive termination of the Term.

     3. Stock Options. Employee shall have the right to participate in all stock option plans, stock appreciation rights plans, stock purchase plans and similar plans from time to time made available to any other senior executive employee of Parent and/or Company of equal or lesser level to Employee. With the exception of the number of options, such participation shall be on terms no less favorable than those provided to any other senior executive employee of equal or lesser level to Employee in Company. Any such stock options, stock appreciation rights, stock purchase rights and similar rights granted to Employee shall vest immediately if Employee is terminated other than for Cause or resigns for Good Reason (as defined below). The time Employee has to exercise his options after such termination or resignation shall be governed by Company's 1997 Stock Option Plan. On the Effective Date Company will grant Employee options ("Options") to purchase eighty thousand (80,000) shares of Common Stock of Parent at a price equal to the greater of the Common Stock closing price on the Effective Date or $6.75 per share. The vesting period of such Options will be made in accordance with the 1997 Stock Option Plan or as determined by the Stock Option Committee, unless accelerated under Paragraph 6(b), below.

     4. Expenses. Company will reimburse or pay Employee for all usual, reasonable and necessary expenses paid or incurred by Employee in the performance of his duties hereunder, including without limitation business class (or first class if no business class is offered) travel on all flights, consistent with Company's expense reimbursement policies applicable to the most senior executive officers and subject to receipt by Company of appropriate documentary proof of all expenditures for which reimbursement is sought.

     5. Employee Benefits. Employee shall be entitled to participate to the full extent of the participation by any other senior executive employee of Company or Parent of comparable level or below to Employee in all other profit-sharing, pension, vacation, health insurance, life insurance and disability or other plans, benefits or policies available to the senior executive employees of comparable level or below to Employee established by Parent and/or Company (in its sole and absolute discretion) from time to time and not duplicative of those provided herein. Employee shall be entitled to four weeks of vacation annually.

     6. Term.

          (a) The period of Employee's employment by Company hereunder (the "Term" shall commence on the Effective Date and shall terminate upon the first to occur of the following events: (i) three (3) years from the Effective Date as set forth in Paragraph 2(c) herein, (ii) the death of Employee, (iii) the inability of Employee to perform his duties hereunder, by reason of physical injury, mental incapacity or otherwise, for a period of four (4) consecutive months or six (6) months in the aggregate, as certified by a physician selected jointed by Employee and Company ("disability"), (iv) the discharge of Employee for Cause or (v) the resignation of Employee for Good Reason. "Cause" shall mean, and be limited to, (x) acts of deliberate dishonesty constituting either the commission of a felony or the misappropriation of corporate assets for personal benefit, (y) willful failure to observe or follow reasonable and explicit instructions or directives of Company, (z) willful malfeasance or willful failure to act to avoid material nonfeasance, if in either case such malfeasance would have a material adverse effect on Company, or (aa) written notice of a material violation of Parent's or Company's policies and procedures which goes uncured for twenty (20) days or which, if not curable, will result in a material adverse effect on Company.

     To terminate Employee for Cause, Company shall give Employee written notice specifying the claimed Cause and, provided such Cause is curable, permit Employee to correct the claimed Cause as soon as practical thereafter but no later than seven (7) business days after receipt of the applicable notice. In no event, however, shall Company be required to permit Employee to cure an occurrence of Cause described in clause (x) of this Paragraph 6(a) . Upon the termination of Employee's employment pursuant to clause (i), (ii), (iii) or (v) of this Paragraph 6(a), Employee shall have no further liability to Company or Parent under this Agreement except as provided in Paragraph 7 as to mitigation and Paragraph 9 as to confidential information. Company shall have no further liability to Employee under this Agreement, except as provided in Paragraph 6(b) below and (1) under Section 2(b), (2) any salary or other benefits accrued or earned by Employee to the date of termination but not paid shall be paid by Company to Employee or his estate, (3) an Employee shall be entitled to such benefits, if any, under Sections 4 and 5 hereof to which he has become entitled prior to the date of his termination of employment and (4) as set forth in Paragraph 6(b) below.

          (b) If Employee resigns for Good Reason (as defined herein), Employee shall have the right to deem such resignation as a termination of his employment by Company without Cause with the consequences provided in this Paragraph 6(b). "Good Reason" shall mean (1) without Good Cause, Employee's responsibilities or duties are materially altered or decreased from those described herein, or (2) Employee is not paid any amount to which he is entitled, or (3) Employee's benefits are substantially and adversely altered, or (4) if for any reason, Burlage ceases to be Chairman of the Board or Chief Executive Officer of Parent, or ceases to be the executive to whom Employee directly reports and within one hundred twenty (120) days thereafter, Employee gives written notice of his intention to resign. If Employee's employment is terminated by Company without Cause, or Employee resigns for Good Reason, subject to Paragraph 7 below, Company shall (A) pay Employee, until the ending date of the period of employment hereunder (determined as provided in Paragraph 6(a) hereof) such salary and benefits to which Employee would have been entitled had Employee not been terminated without Cause or resigned without Good Reason before the third anniversary of the Effective Date, (B) accelerate to immediate vesting of his options, stock appreciation rights, stock purchase rights and similar rights as provided under Paragraph 3 or 4 above, and (C) reimburse Employee for all otherwise reimbursable expenses incurred or committed to be incurred by Employee as of the date of such termination.

     7. Mitigation.

          (a) Subject to subparagraph (b) below, Employee shall use his best efforts to mitigate the damages he may suffer in the event of termination by Company without Cause or resignation by Employee for Good Reason; provided, however, in no event shall Employee be required to accept employment (1) for significantly less compensation than Employee is entitled to be paid hereunder,
(2) for a position outside the independent film production industry, or which carries significantly fewer duties or responsibilities than serving as President of Company, or (3) outside the Los Angeles area, or (4) for a company whose reputation is not as good as Company's reputation in the independent film production industry. If Employee furnishes his services for other engagements or employment after such termination without Cause or resignation by Employee for Good Reason, the total compensation actually earned or received by Employee together with any welfare or other benefits earned by Employee, shall reduce the amounts and benefits which Company would otherwise be required to pay or provide to Employee over the same period of time. Employee shall give written notice to Company (promptly after accepting employment or furnishing his services after such termination of his employment with Company) of any amounts earned or received by Employee and any benefits provided to Employee pursuant to his new employment agreement.

          (b) If Company fails to achieve EBITDA, as determined in accordance with GAAP, of at least $1,500,000 during the second or third fiscal year of the Term, ("Minimum Performance"), and Company terminates Employee without Cause or Employee resigns for Good Reason, Employee shall use his best efforts to mitigate any damages he may suffer as set forth above. If during the second or third fiscal year of the Term, Company's EBITDA (determined according to GAAP) exceeds $1,500,000, but is less than $2,000,000 and Company terminates Employee without Cause, or Employee resigns for Good Reason, then Employee shall mitigate any damages he may suffer as set forth above; however, regardless of the amount of mitigation by Employee, Company will pay Employee no less than 50% of the compensation and provide Employee with at least 50% of the benefits he would have received had the Term extended until the third anniversary of the Effective Date. If during the second or third fiscal year of the Term, Company's EBITDA (determined according to GAAP) exceeds $2,000,000 and Company terminates Employee's employment without Cause or Employee resigns for Good Reason, then Employee shall not be required to mitigate any damages he may suffer.

     8. Nondisclosure of Confidential Information.

          (a) "Confidential Information" shall include, but not be limited to, all of Company's, Parent's or any subsidiaries' performance, sales, financial, pricing, cost, manufacturing, contractual and marketing information, ideas, knowledge and data, and all processes, products, formulae, designs, practices, techniques, trade secrets, research, know-how, merchandising agreements, licensing agreements, distribution agreements, customer lists, technical requirements of customers and identity and purchasing terms of suppliers, other than information (i) generally available to the public other than as a result of Employee's breach of this Section 8; (ii) known to Employee prior to the time Employee began working for Company (regardless of whether pursuant to any agreement); (iii) known to Employee as result of a disclosure not in breach of any confidentiality obligation owed directly or indirectly to Company, Parent or any subsidiary or affiliate of either, or relating to ACI or ACI Properties.

          (b) Employee agrees to assign all rights he might otherwise possess in any Confidential Information to Company. Except as required in the performance of his duties hereunder, Employee shall not at any time during or after the Term, directly or indirectly use, communicate, disclose or disseminate, lecture upon/publish articles or otherwise put in the public domain, any Confidential Information except as required by law or legal process.

          (c) All documents, records, notebooks, notes, memoranda, computer records and other repositories of or containing Confidential Information made or compiled by Employee at any time or made available to Employee prior to or during the Term including any and all copies thereof shall be the property of Company, shall be held by Employee in trust solely for the benefit of Company, and shall be delivered to Company by Employee on the termination of the Term or at any other time on the request of Company.

     9. Warranties/Indemnities. Employee hereby represents and warrants that:
(i) neither his entering into this Agreement nor furnishing to Company all of the services herein set forth will constitute the breach of any other Agreement to which he is a party; (ii) he has no reason to believe he is not in good health or that he suffers from any disability or other condition which will or could interfere with the full performance of his obligations hereunder.

     10. Ownership of Properties.

          (a) Company, as employer, shall own, and Employee hereby transfers and assigns to Company, all rights in and to any material and/or ideas written, suggested or submitted by Employee during the Term and all other results and proceeds of his services for Company pursuant to this Agreement, other than the ACI Properties (as defined below) Employee's personal diary, journal, calendar and memoirs ("Properties"). Company and its licensees and assigns shall have the right to adapt, change, revise, delete from, add to and/or rearrange the Properties or any part thereof written or submitted by Employee and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Employee hereby waives any so-called "moral rights" of authors. Employee agrees to at Company's expense execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence its ownership of the Properties, failing which Company shall have the irrevocable right to do so as Employee's attorney-in-fact.

          (b) (i) Employee is the sole owner of a company known as ACI, which the Parties hereby agree and acknowledge is a Competitive Business. The parties hereto agree that notwithstanding any other terms of this Agreement or applicable law, Employee shall be allowed to continue to own, develop, produce, cast, arrange financing for, film, market, distribute, license and otherwise exploit all feature films which are currently in development by ACI as set forth on the Schedules "A" and "B" attached hereto (collectively the "ACI Properties"). Schedules "A" and "B" shall include the following information on each project: working title, description of project, legal status including rights received or granted. Neither Company, Parent nor any affiliate or subsidiary of either shall have any rights in or to the ACI Properties nor the proceeds therefrom except as set forth below. In consideration for releasing Employee from his duties to the extent necessary to complete such films and by allowing the use of Company assets to distribute such films, including licensing such films, delivery, distribution, billing and collection services and other distribution functions (including release in home video), Company shall be entitled to a fee equal to (i) one third (1/3) of net revenues earned and received by ACI before or during the Term from ACI Properties set forth on Schedule "B" that are owned by ACI and (ii) one third (1/3) of gross fees less non-recouped distribution expenses earned and received by ACI before or during the Term from ACI Properties set forth on Schedule "B" that are distributed but not owned by ACI (collectively, "Company's ACI share"). The Company shall not be entitled to any share of the fees earned by ACI from the ACI Properties set forth on Schedule "A". Once the ACI Properties have been completed, Employee agrees that he shall not be involved in the production of any films not produced by Company or Parent without the express written consent of Burlage. Employee understands and acknowledges that Burlage may withhold such consent for any reason. ACI will provide the Company with customary accountings on each of the ACI Properties set forth on Schedule "B" on a quarterly basis for the first two years after the release of each such title and then no less than annually thereafter. Employee agrees that he will reimburse the Company for any out-of-pocket third party costs or expenses incurred by Company on behalf of the ACI Properties.

               (ii) If the Term is terminated by the Company for any reason, then no further fees shall be owed by ACI to the Company after the date of termination. If the Term is terminated by the Employee for any reason allowed under this Agreement, then ACI shall remain obligated to continue paying the above fees to the Company on any fees earned prior to the date of termination and received during the six (6) months immediately following such date.

          (c) If during the Term or the two years immediately following the end of the Term (unless the Term is terminated by Company without Cause or Employee resigns with Good Reason) and Employee intends to dispose of any of his rights in the ACI Properties, he will afford Parent a right of First Negotiation and Last Refusal for the acquisition of such rights. The right of First Negotiation and Last Refusal shall apply on a property-by-property basis and shall be exercised by the following procedure: Employee shall give Parent written notice setting forth the rights available with respect to such ACI Property ("Negotiation Notice"), which Negotiation Notice shall set forth the essential terms pursuant to which Employee desires effect such transfer of rights ("Transfer"). Parent shall respond to such Negotiation Notice within five (5) business days following Parent's receipt thereof ("Response Period"). If Parent fails to respond within such Response Period, or if Parent notifies Employee during such Response Period that Parent does not desire to negotiate with respect to such Transfer, Employee shall be free to negotiate and conclude agreements with third parties regarding such Transfer without further obligation to Parent in connection therewith. If Parent notifies Employee during such Response Period that Parent desires to negotiate with respect to such Transfer, then upon such notice Employee shall be obligated to negotiate in good faith with Parent for a period of seven (7) business days ("Negotiation Period") for an agreement with respect to such Transfer. If an agreement is not reached prior to the expiration of the Negotiation Period, then upon said expiration, Employee shall be free to negotiate with third parties; provided that before Employee enters into an agreement with any third party, it must offer Parent the right to enter into a similar agreement on all of the same material terms and conditions as the proposed third party, and Parent shall have five (5) business days to accept or decline such terms. At all times with respect to the exercise of Parent's rights described herein, Employee shall not propose to Parent, and Parent shall not be obligated to accept, any terms which cannot be met as easily by one person as by another, or which cannot be liquidated.

          (d) Employee shall indemnify and hold harmless Parent, Company, their subsidiaries, affiliates, successors, assigns, subdistributors and licensees, and their respective officers, directors, agents and employees, from and against any claim, loss, damage and expense (including legal fees and expenses) ("Claim") arising out of or in connection with ACI's production or exploitation of the ACI Properties.

     11. Right to Injunction/Remedies. Employee acknowledges that Company's remedies at law for a breach by him of the provisions of Paragraphs 1, 8 and 10 hereof may be inadequate. Accordingly, in the event of the breach or threatened breach by Employee of any such provisions, Company shall be entitled to seek injunctive relief in addition to any other remedy it may have. In the event of any breach by Company of this Agreement, Employee shall be limited to his remedy at law for damages, if any, and shall not have the right to enjoin the production, distribution, advertising or other exploitation of any motion pictures or other productions.

     12. Assignment. No party may assign, transfer or convey this Agreement or any interest therein. Subject to Employee's right to terminate this Agreement under Section 6(b), this Agreement and all of Company's rights and obligations hereunder may be assigned or transferred by it (a) in connection with a direct or indirect change of control of Company or (b) in connection with an internal corporate restructuring of the Company. Such permitted transfer or assignment, must be in whole but not in part, to and shall be binding upon and inure to the benefit of any assignee or successor of Company, but any such assignment or transfer shall not relieve Company of any of its obligations.

     13. Arbitration.

          (a) Without limiting Company's right to seek injunctive relief as described in Paragraph 11, in the event of a disagreement or dispute between Company and Employee related to this Agreement, the matter will be finally settled in Los Angeles, California by arbitration by a single arbitrator (unless the parties cannot agree on such arbitrator in which case each party will select an arbitrator and the two arbitrators so selected shall select the third arbitrator) in a proceeding conducted under the rules of the American Arbitration Association or any similar successor body, the arbitrator also apportioning the costs of the arbitration. The decision of the arbitrator(s) in writing shall be final and binding upon the parties and will not be subject to appeal. If either party fails to abide by such decision, the other party may seek the order of any federal or state court having jurisdiction thereof which shall enter judgment on the decision of the arbitrator(s), and the party so failing to abide shall be responsible for the payment of the expenses of the court proceeding and all resulting enforcement expenses, including actual attorneys' fees. The parties agree to use their best efforts to complete any arbitration hereunder expeditiously.

          (b) The prevailing party in any arbitration shall be entitled to be reimbursed for attorneys fees and costs in connection with the pursuit of such arbitration.

     14. Indemnification. Employee shall be entitled to the benefit of indemnification by Company to the fullest extent permitted by applicable law at the time of assertion of any liability against Employee, and Company shall at all times maintain the maximum reasonably priced directors and officers liability insurance coverage.

     15. Notices. All notices hereunder shall be in writing and shall be given either by personal delivery, telegram or telecopy (toll prepaid) or by registered or certified mail (postage prepaid) to the appropriate party at the address listed below, and the date of such personal delivery, mailing, telegraphing or telecopying shall be the date of the giving of such notice.

      If to Company:                The Harvey Entertainment Company
                                    1999 Avenue of the Stars
                                    Suite 2050
                                    Los Angeles, California 90067
                                    Attention:  Chairman of the Board
                                    Facsimile:        (310) 444-4102
                                    Confirmation:     (310) 444-4100

      with a copy to:               The Harvey Entertainment Company
                                    1999 Avenue of the Stars
                                    Suite 2050
                                    Los Angeles, California 90067
                                    Attention:  Legal Department
                                    Facsimile:        (310) 444-4103
                                    Confirmation:     (310) 444-4100

      If to Employee:               George Shamieh
                                    c/o PM Entertainment
                                    9545 Wentworth Street

                                    Sunland, California 91040
                                    Facsimile:        (818) 951-4930
                                    Confirmation:     (818) 504-6332

      With a copy to:               Paul, Hastings, Janofsky & Walker LLP
                                    555 S. Figueroa St., 23rd Floor
                                    Los Angeles, California 90071
                                    Attention:  Roxanne E. Christ, Esq.
                                    Facsimile:        (213) 627-0705
                                    Confirmation:     (213) 683-6270


     16. Miscellaneous.

          (a) In the event there is any conflict between the provisions of this Agreement and any statute, law or regulation, the latter shall prevail; provided, however, that in such event the provision(s) of this Agreement so affected shall be curtailed and limited only to the minimum extent necessary to permit compliance with the minimum mandatory requirement(s) thereof, and no other provision(s) of this Agreement shall be affected thereby, and all such other provisions will continue in full force and effect.

          (b) This Agreement shall be governed by the laws of the State of California applicable to agreements executed and to be wholly performed therein and shall not be modified except by a written document executed by the parties hereto.

          (c) This Agreement together with the Schedules hereto, expresses the entire understanding of the parties hereto and replaces any and all former agreements, negotiations or understandings, written or oral, relating to the subject matter hereof.

          (d) The remedies herein provided are cumulative and the exercise of one shall not preclude the exercise of any other.

          (e) No waiver by either party hereto of any failure by the other party to keep or perform any covenant or condition of this Agreement shall be deemed a waiver of any preceding, succeeding or continuing breach of the same, or any other covenant or condition.

          (f) Paragraph headings are for the convenience of the parties only and shall not be used in construing meaning.

          (g) This Agreement shall not be construed to create a joint venture or partnership between the parties, and shall not be interpreted in favor of or against either party on grounds that said party drafted this Agreement.

          (h) This Agreement shall be executed in a number of identical counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and the same Agreement.

     17. This Employment Agreement shall become effective (the "Effective Date") as of the start of business on the day after the close of the acquisition of PM Entertainment Group, Incorporated by The Harvey Entertainment Company currently expected to close during the first quarter of 2000.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



EMPLOYEE:                                 THE HARVEY ENTERTAINMENT COMPANY


/s/ George Shamieh
-------------------------                 By: /s/ Roger A. Burlage
GEORGE SHAMIEH                                --------------------------------
                                          Title: Chairman of the Board
                                                 -----------------------------


                                          PM ENTERTAINMENT, INC.



                                          By: /s/ Roger A. Burlage
                                              -------------------------------
                                          Title: Chairman of the Board
                                                 ----------------------------

                                    Exhibits*

Description                                                  Exhibit
-----------                                                  -------
Accounts Receivable                                             A

                                    Schedules

Description*                                                Schedule
------------                                                --------
ACI Projects                                                    A
ACI Projects                                                    B



*The Schedules and Exhibits are omitted from this filing. The Company agrees to furnish supplementally a copy of any Schedule or Exhibit to the Commission upon request.